SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 30, 2005

Lake Area Corn Processors, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50254	46-0460790
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46269 SD Highway 34 P.O. Box 100 Wentworth, South Dakota		57075
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 483-2676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On June 6, 2005, Dakota Ethanol, LLC, the registrant’s majority-owned subsidiary, elected not to renew its Management Agreement with Broin Management, LLC, its Ethanol Marketing Contract with Ethanol Products, LLC, its Distiller’s Grains Marketing Contract with Broin Enterprises, Inc. d/b/a Dakota Gold Marketing, and its Corn Price Risk Management Contract with Broin Management, LLC. Since June 6, 2005, Dakota Ethanol and Broin Management, Ethanol Products and Broin Enterprises have been negotiating the effective termination of these contracts prior to the expiration dates set forth in each of the contracts. Pursuant to the terms of the contracts, the Management Agreement expires on December 31, 2005, the Corn Price Management Agreement expires on December 31, 2005, and the Ethanol Marketing Contract and Distiller’s Grains Marketing Contract expire on September 1, 2006.

On September 29, 2005, Dakota Ethanol and Broin Management concluded negotiations on two of these contracts.  With respect to the Management Agreement, Dakota Ethanol agreed to release Broin Management from its contractual obligation of providing any management services from September 30, 2005 through December 31, 2005. Dakota Ethanol, however, will continue to pay Broin Management the fee set forth in the agreement for services that would have been provided until December 31, 2005, which will not be less than $218,311 but may be more based on the formula for the incentive fee. Following this release, Dakota Ethanol will be without the services of a general manager until a new general manager is hired.

Under the Corn Price Risk Management Contract, Dakota Ethanol agreed to release Broin Management from its contractual obligation of providing any risk management (hedging) services from September 30, 2005 through December 31, 2005. Dakota Ethanol will pay Broin Management a sum of $12,500, which is equal to the amount that would have been earned by Broin Management if it would have provided risk management services until December 31, 2005. Following this release, Dakota Ethanol anticipates that it will perform its own risk management services with the assistance of an advisory service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE AREA CORN PROCESSORS, LLC

Dated: October 12, 2005	By:	/s/ Douglas Van Duyn
Douglas Van Duyn, Chief Executive Officer